EXHIBIT 23.1



             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the inclusion in this Registration Statement of Patron Systems, Inc. and Subsidiaries (the "Company") on Form SB-2, Amendment #1 (File No. 333-135999) of our report dated March 27, 2006, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the Company's consolidated financial statements as of December 31, 2005 and for the two years in the period then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.


/s/ Marcum & Kliegman LLP
-------------------------
Marcum & Kliegman LLP

New York, New York
October 13, 2006